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                                                                   EXHIBIT 10.57

                        [WMS INDUSTRIES INC. LETTERHEAD]

                                                                 August 11, 2004

Mr. Brian Gamache
680 Leland Court
Lake Forest, IL 60045

Dear Brian:

      As you are aware, the Board of Directors of WMS Industries Inc. (the "Company") intends to adopt a new omnibus compensation plan (the "New Plan") to replace all of the Company's existing stock option plans. It is intended that the New Plan will be presented for stockholder approval at the Company's annual meeting to be held on or about December 9, 2004.

      Under Section 7.2 of your existing employment agreement dated June 15, 2001 with the Company (the "Employment Agreement"), you are entitled to the grant of an option (the "Option") to purchase 100,000 shares of the Company's Common Stock within 30 days after August 9, 2004, the date the Company publicly announced its audited results for the fiscal year ended June 30, 2004. The Company has asked you to permit it to defer that grant until the annual meeting so that the grant may be made under the New Plan and you have agreed to the deferment on the following terms and conditions.

      1. You agree that the grant of the Option may be deferred until the Company's 2004 annual meeting of stockholders but in no event beyond December 31, 2004. If the New Plan is approved by the Company's stockholders, the Option will be granted to you under the New Plan on the date of the annual meeting.

      2. When the Option is granted, the vesting schedule of the Option will be the same as it would have been had the Option been granted on August 11, 2004; namely, the Option will be exercisable for one-third of the shares covered thereby on August 11, 2005, an additional one-third of the shares covered thereby on August 11, 2006 and an additional one-third of the shares covered thereby on August 11, 2007.

      3. The exercise price of the Option will be the higher of $23.46 and the closing price of the Company's Common Stock on the date of grant of the Option. If the exercise price of the Option is greater than $23.46, then, within three business days from the grant of the Option, the Company shall pay you an amount equal to such difference multiplied by 100,000, subject to any required withholding.

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Mr. Brian R. Gamache                    2                        August 11, 2004

      4. If for any reason the Company's stockholders do not approve the new plan on or before December 31, 2004, you and the Company will negotiate in good faith a way to make you economically whole as if the Option had been granted to you on August 11, 2004 without this deferral.

      5. Except for the deferral of the Option with respect to the Company's fiscal 2004 results of operations as contemplated hereby, the terms of your Employment Agreement remain unchanged.

      If the foregoing is in accordance with your agreement and understanding, please sign a copy of this letter below under the words "Accepted and Agreed to" and return it to the undersigned.

                                                    Very truly yours,

                                                    /s/ Orrin J. Edidin

                                                    Orrin J. Edidin
                                                    Executive Vice President

ACCEPTED AND AGREED TO:

/s/ Brian R. Gamache
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Brian R. Gamache